Exhibit 10.3

REAL ESTATE PURCHASE AND SALE AGREEMENT

Dated as of November 13, 2013

ALPHA CAPITAL ANSTALT, a Lichtenstein corporation, ADVENTURE VENTURES LLC, a New York limited liability company, WHALEHAVEN CAPITAL FUND LTD., a Bermuda corporation, DPIT 5 LLC, a Nevada limited liability company, and OJA LLC, a Florida limited liability company (collectively, “Seller”), and FAL EXPLORATION CORP., a Nevada corporation (“Buyer”), agree as follows:

1.          Preliminary Statements. Seller owns certain real property located in Clay County, Alabama, being more particularly described on Exhibit A attached hereto (the “Property”). Seller desires to sell and Buyer desires to purchase the Property subject to the terms and conditions of this Real Estate Purchase and Sale Agreement (this “Agreement”).

2.          Definitions. As used herein, the following capitalized terms shall have the meaning assigned to such terms below:

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday which national Banks in Birmingham, Alabama are open for business.

“Closing” means the closing of the transaction contemplated by this Agreement.

“Governmental Authorities” means the municipal, county, state and Federal governments, agencies, authorities, courts and officers having jurisdiction of the Property.

“Inspection Period” means the period beginning on the date Buyer receives the Property Information Materials from Seller and expiring at 5:00 p.m. local time in Birmingham, Alabama on the 10th day thereafter.

“Legal Requirements” means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all Governmental Authorities applicable to the Property at or before the Closing.

“Monetary Liens” means all liens encumbering the Property, which secure or represent liquidated amounts and which may be satisfied by the payment of money, including liens for judgments or taxes, mortgage liens, mechanics liens or materialmen’s liens.

“Property Information Materials” means, collectively, any of the following documents with respect to the Property that are in Seller’s possession or control: (i) Seller’s Title Policy; (ii) the most recent property tax bills; and (iii) operating reports, if any.

“Purchase Price” means the amount of $400,000.

“Title Company” means Land Title Company of Alabama, having an address of 600 North 20th Street, Suite 100, Birmingham, Alabama 35203.

“Title Report” means the title report or title commitment for the Property issued by the Title Company.

3.          Purchase and Sale of the Property. Seller agrees to sell and Buyer agrees to buy the Property subject to the terms and conditions of this Agreement.

4.          Purchase Price. The Purchase Price shall be paid as follows:

(a)         At Closing, Buyer agrees to issue, on a pro rata basis to each Seller in proportion to their percentage ownership in the Property, a total of 800,000 shares of stock of the Buyer, based on a price of $.25 per share.

(b)         In addition, at Closing, Buyer will execute a promissory note (the “Note”) in the original principal amount of $200,000, payable to each Seller in proportion to each Sellers’ ownership interest in the Property, bearing interest at the lowest imputed rate, with no payments of principal or interest due or payable until the thirty-sixth month after Closing (the “Maturity Date”). On the Maturity Date, Buyer shall elect to either (i) pay all outstanding principal and interest in cash, or (ii) issue stock in Buyer to each Seller in proportion to its ownership interest in the Property, in an aggregate amount equal to the principal and interest outstanding on the Maturity Date. The value of the stock and the determination of the number of shares to be issued to satisfy (ii) above shall be the then market price on the Maturity Date, discounted by ten percent (10%). Buyer may prepay the Note in whole or in part at any time prior to the Maturity Date.

5.          Earnest Money Deposit. Within two Business Days of the completed execution of this Agreement, Buyer will deposit with the Title Company, an amount equal to $100.00, as earnest money, which funds, together with all earnings thereon, if any (collectively, the “Earnest Money Deposit”) shall be applied as part payment of the Purchase Price of the Property at the time the sale is consummated or otherwise paid pursuant to the terms of this Agreement. The parties to this Agreement understand and agree that the disbursement of Earnest Money Deposit held by the Title Company can occur only (i) at the Closing; (ii) upon written agreement signed by Seller and Buyer; (iii) upon an order from a court of competent jurisdiction; (iv) upon the failure of either party to fulfill its obligations as set forth in this Agreement; or (v) as otherwise set out herein. In the event that Buyer does not timely terminate this Agreement pursuant to the terms of Section 6.4 below before the expiration of the Inspection Period, then the Earnest Money Deposit shall become non-refundable to Buyer (except pursuant to either Section 16 or 17 below) and, in the event of a breach of the terms hereof by Buyer, the Earnest Money Deposit shall be paid to Seller as liquidated damages as Seller’s sole and exclusive remedy. The Earnest Money Deposit shall not bear interest.

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6.          Due Diligence Matters.

6.1        Inspections. Buyer shall have the Inspection Period within which to review and investigate any aspect of the Property which Buyer, in its sole discretion, deems significant, including a survey, environmental audit, an inspection of the Property by a consulting engineer, architect, or other such professional and an appraisal or feasibility study of the Property. Buyer and Buyer’s agents shall be permitted access to and upon the Property for conducting inspections and/or tests to determine suitability of the Property for Buyer’s intended use. Buyer will neither allow nor conduct any physically invasive testing of, on, or under the Property without first obtaining Seller’s written consent, which consent may be withheld for any reason or for no reason. Buyer agrees to return the Property to substantially the same condition and cleanliness existing before entry and/or occupation by Buyer’s representatives, including sealing wells or other similar subsurface investigations expressly permitted by Seller. Buyer shall indemnify and hold Seller harmless from any loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, directly caused by Buyer, which Seller may incur as a result of (i) any act or omission of Buyer or its agents or representatives arising in connection with any tests or inspections conducted by Buyer or its agents or representatives, or (ii) if the Closing does not occur, the failure of Buyer to restore the Property in accordance with this Section.

6.2        Title Report and Title Objection Notice. Within one Business Day following full execution hereof, Seller shall cause title to the Property to be examined by the Title Company, and the Title Company shall deliver copies of its Title Report to Buyer’s attorney. Within ten Business Days following receipt of the Title Report, Buyer shall furnish to Seller’s attorney a writing (the “Title Objection Notice”) specifying any exceptions to title to the Property which are unacceptable to Buyer, including any so-called pre-printed or standard exceptions (collectively, the “Title Exceptions”). Seller shall have five Business Days to remove or have discharged of record each Title Exception except for any Monetary Liens to be paid or discharged by Seller at the Closing out of the Purchase Price. In the event that Seller is unable or unwilling to cure any such Title Exception, then Buyer may either terminate this Agreement before the expiration of the Inspection Period pursuant to Section 6.4 below or waive such Title Exception and proceed to Closing, in which case such Title Exception shall be deemed to be a Permitted Exception.

6.3        Existing Due Diligence. Within three Business Days after the date hereof, Seller will provide to Buyer copies of all Property Information Materials that are in Seller’s possession or control. Seller hereby agrees that, promptly upon receipt, it shall provide to Buyer with a copy of any updated or supplemental Property Information Materials that it receives.

6.4        Termination. Buyer may terminate this Agreement within the Inspection Period for any reason or for no reason by providing written notice delivered to Seller before the end of the Inspection Period, of Buyer’s desire to terminate, whereupon the Earnest Money Deposit shall be returned to Buyer, and the parties shall be released of all further obligations hereunder, except for the indemnities contained herein which shall expressly survive termination of the Agreement.

7.          Representations and Warranties.

7.1        Seller. Seller makes no representations or warranties and further disclaims any representations and/or warranties as further set forth in Section 9 below.

7.2        Buyer. To induce Seller to enter into this Agreement, Buyer makes the following representations and warranties, all of which are true and correct in all material respects as of the date hereof: (i) Buyer is a limited liability company duly formed under the laws of the State of California, has the full right and authority to enter into this Agreement and to consummate the sale transaction contemplated herein; and (ii) the person who has executed this Agreement on behalf of Buyer is duly authorized so to do.

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8.          Conditions Precedent.

8.1        Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions on or before the Closing: (i) Seller shall have performed in all material respects all covenants and obligations and complied in all material respects with all conditions set forth in this Agreement to be performed or complied with by it on or before the Closing; and (ii) no action or proceeding before a court of any other governmental agency or body shall have been instituted or threatened which would restrain or prohibit the transactions contemplated by this Agreement.

8.2        Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions on or before the Closing: (i) Buyer’s representations and warranties made in Section 7.2 shall be true and correct in all material respects as of the Closing as if such representations and warranties had been made on the date of the Closing; (ii) Buyer shall have performed in all material respects all covenants and obligations and complied in all material respects with all conditions set forth in this Agreement to be performed or complied with by it on or before the Closing; and (iii) no action or proceeding before a court of any other governmental agency or body shall have been instituted or threatened which would restrain or prohibit the transactions contemplated by this Agreement.

9.          Acknowledgment by Buyer. Buyer acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning, or with respect to (i) the value, nature, quality or condition of the Property, including the water, soil and geology, (ii) the income to be derived from the Property, (iii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, (iv) the compliance of or by the Property or its operation with any Legal Requirements of any applicable Governmental Authority, (v) the habitability, merchantability, marketability, profitability, or fitness for a particular purpose of the Property, (vi) any other matter with respect to the Property, and specifically, that Seller has not made, does not make and specifically disclaims any representations regarding compliance with any environmental protection, pollution or land uses Legal Requirements, including those defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R. Part 261, or the disposal or existence, in or on the Property, of any hazardous substance, including those defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and regulations promulgated thereunder. Buyer further acknowledges and agrees that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller, including the Property Information Materials. Buyer further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information, including the Property Information Materials. Seller is not liable or bound in any manner by any verbal or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person. Buyer further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an “AS IS” basis and that Buyer is purchasing the Property based on its own investigations and inspections. IN ADDITION, BUYER HEREBY ACKNOWLEDGES THAT THE PROPERTY AND THE BUYER’S PURCHASE THEREOF IS SUBJECT TO ANY AND ALL RECLAMATION ACTIVITIES REQUIRED BY ANY AUTHORITIES (SELLER EXPRESSLY DISCLAIMING ANY RESPONSIBILITY THEREFOR) AND THE ONE YEAR RIGHT OF REDEMPTION UNDER ALABAMA LAW FOR FORECLOSED PROPERTIES.

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10.        Closing. The Closing shall be held at the offices of Sirote & Permutt, P.C., Seller’s counsel, within 10 days after the expiration of the Inspection Period (the “Closing Date”). All actions taken at the Closing shall be deemed to be performed simultaneously and the Closing shall not be deemed to have occurred until all the condition precedents have been satisfied or expressly waived in writing.

11.        Delivery of Documents at Closing.

11.1      Seller. Subject to the payment of the Purchase Price and any other sums due hereunder, Seller shall execute and deliver, to the Title Company for the benefit of Buyer, (i) a statutory warranty; (ii) an owner’s waiver affidavit in a form reasonably acceptable to the Title Company; and (iii) any other documents reasonably requested by Buyer or required by the Title Company.

11.2      Buyer. Buyer shall execute and deliver, to the Title Company for the benefit of Seller, (i) the Note; (ii) a mortgage and security agreement securing Buyer’s obligations pursuant to the Note; and (iii) any other documents reasonably requested by Seller or required by the Title Company.

12.        Costs and Fees; Prorations.

12.1      Seller. Seller shall pay the following costs and expenses: (i) Seller’s attorney’s fees (including the deed preparation costs); (ii) the costs to have all Monetary Liens paid, discharged or removed of record at the Closing, including the costs of the preparation or filing of appropriate satisfaction instruments in connection therewith; and (iii) one-half the escrow fees due to the Title Company.

12.2      Buyer. Buyer shall pay the following costs and expenses: (i) Buyer’s attorneys’ fees; (ii) the premium for the owner’s policy of title insurance and any lender’s title policy, together with any additional charges for any title endorsements requested by Buyer or its lender; (iii) the costs of all inspections conducted by Buyer under Section 6.1 above; (iv) the costs of any survey ordered by Buyer; (v) one-half the escrow fees due to the Title Company; and (vi) recording fees, transfer taxes and other similar charges for recording the deed.

12.3      Prorations. The real estate ad valorem taxes shall be prorated as of the Closing Date based on the current year’s tax assessments.

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13.        Real Estate Brokers. Neither Seller nor Buyer have dealt with any real estate broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement. Each party shall indemnify and hold the other harmless for, from and against any costs, claims or expenses, including reasonable attorneys’ fees, arising out of the breach of its representations and warranties contained within this Section.

14.        Default; Remedies.

14.1      Buyer’s Default. In the event all conditions to Buyer’s obligation to close shall have been satisfied and Buyer fails to close the transaction contemplated by the Agreement within the time specified herein, Seller shall make written demand upon Buyer for performance and if Buyer fails to comply with such written demand within ten days after receipt thereof, Seller may terminate this Agreement, whereupon the Earnest Money Deposit shall be forfeited by Buyer and paid to Seller as liquidated damages and the Seller shall have no other remedy or rights against Buyer. Buyer and Seller acknowledge the difficulty of proving damages and have bargained for this liquidated damage provision. The foregoing remedy shall be Seller’s sole and exclusive remedy in the event of Buyer’s default.

14.2      Seller’s Default. In the event that Seller shall fail to perform Seller’s obligations hereunder, except as excused by Buyer’s default or in the event any of the Seller’s representations or warranties herein contained shall prove to be false in any material respect, Buyer shall make written demand upon Seller for performance and if Seller fails to comply with such written demand within ten days after receipt thereof, Buyer shall have the option to either (i) terminate this Agreement, in which case, the Earnest Money Deposit shall be returned to Buyer as Buyer’s sole remedy; (ii) seek specific performance, (iii) waive such default; provided that in no event shall Buyer be entitled to sue Seller for damages.

15.        Assignment. Buyer shall have the right to transfer and assign its rights under this Agreement to a corporation, partnership, limited liability company or other entity in which Buyer is a shareholder, partner, member or owner of such assignee; provided that Buyer shall remain fully liable for its obligations hereunder. Any other assignment to a third party shall require the written approval of Seller, which consent may not be unreasonably withheld.

16.        Risk of Loss. Risk of loss by fire or other casualty shall be on Seller until the Closing.

17.        Condemnation. In the event any eminent domain proceedings shall be commenced with respect to the Property before the Closing Date or in the event the Buyer shall be advised by any agency having eminent domain powers that a condemnation of all or any portion of the Property is contemplated, the Buyer, at its option, may (i) terminate this Agreement, in which event the Earnest Money Deposit shall be refunded to Buyer and the parties shall be relieved of all obligations hereunder, or (ii) continue this Agreement in force, in which event any condemnation proceeds received by the Seller before the Closing Date shall be credited to Buyer at the Closing in an amount not to exceed the Purchase Price.

18.        Notices. Any notices to the parties pursuant to the provisions hereof shall be in writing and delivered by Federal Express or other air courier or by telefacsimile, as follows:

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If to Seller:	With a copy to Seller’s counsel:

c/o Eliezer Drew, Esq.	Mr. Steven Brickman
Grushko & Mittman, P.C.	Sirote & Permutt, P.C.
515 Rockaway Avenue	2311 Highland Avenue South
Valley Stream, New York 11581	Birmingham, Alabama 35205
Telephone: (212) 697-9500	Telephone: (205)
Fax: (212)697-3575	Fax: (205)

If to Buyer:	With a copy to Buyer’s counsel:

FAL Exploration Corp.	Szaferman Lakind Blumstein &
431 Fairway Drive, Suite 260	Blader, PC
Deerfield Beach, Florida 33441	101 Grovers Mill Road
Attn: Adam Kotkin	Second Floor
Telephone: 732-530-1267	Lawrenceville, NJ 08648
Fax: ______________	Telephone: 609-557-0953
Fax: ______________

All notices shall be effective upon receipt by the means set forth above. Addresses for notice may be changed from time to time by written notice to all other parties delivered in accordance with this Section.

19.        Litigation and Attorneys’ Fees. Should a dispute arise between the parties as to the construction or enforcement of this Agreement, then the party which prevails in such suit shall be entitled to collect from the other party all costs of such suit, including reasonable attorneys’ and paralegals’ fees, court costs and such fees as determined by a court of competent jurisdiction, whether incurred in court-ordered mediation, in settlement, at trial, on appeal or in bankruptcy or administrative proceedings. A party shall be deemed to have prevailed if: (i) it initiated the action and substantially obtained the relief it sought, either through court-ordered mediation, by means of entry of a judgment or the losing party’s voluntary action in settlement prior to trial or judgment; (ii) the other party withdraws its action without substantially obtaining the relief it sought; or (iii) it did not initiate the action and the judgment is entered for either party, but without substantially granting the relief sought by the other party.

20.        Waiver of Right to Trial By Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, SELLER AND BUYER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATED TO THIS AGREEMENT, THE PROPERTY OR THE TRANSACTION(S) CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. SELLER AND BUYER FURTHER AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER(S) OF TRIAL BY JURY MADE HEREIN.

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21.        General. The validity, interpretation, enforcement and effect of this Agreement shall be governed by, and construed in accordance with, the laws of the State where the Property is located, without regard to principles of conflicts of laws. This Agreement shall be binding and shall enure to the benefit of the parties hereto, and their respective permitted successors and assigns. This Agreement shall not be modified or amended except by mutual written agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, and all other communications among the parties relating to such subject matter. The waiver by any party of a breach or violation of any provisions of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision. In the event any provision, of this Agreement is held to be unenforceable or invalid for any reason, this Agreement shall remain in full force and effect and enforceable in accordance with its terms disregarding such enforceable or invalid provision. The captions and headings used in this Agreement are made for convenience and general reference only and should not be construed to describe, define, limit or expand the scope and intent of any term or provision of this Agreement. The parties acknowledge that this Agreement was initially prepared by Seller solely as a convenience and that all parties hereto, and their counsel, have read and fully negotiated all of the language used in this Agreement. The parties acknowledge that, because all parties and their counsel participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous and unclear language in favor of or against any party because such party drafted this Agreement. Time is of the essence of this Agreement and in the performance of all conditions and covenants to be performed or satisfied by either party hereto. Whenever a date specified herein shall not fall on a Business Day, such date shall be extended to the next succeeding Business Day. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Whenever the context so permits, the use of the plural shall include the singular, the singular shall include the plural, and any gender shall be deemed to include all genders.

22.        Execution by Counterparts and Telefacsimile. This Agreement may be executed in one or more counterparts, each of which shall be an original and taken together shall constitute one and the same document. Signature and acknowledgment pages, if any, may be detached from the counterparts and attached to a single copy of this document to physically form one document. For purposes of executing this Agreement, any signed document transmitted by facsimile machine with automatic confirmation of receipt shall be treated in all manner and respects as an original document. The signature of any party transmitted by facsimile machine shall be considered to be an original signature, and any such document shall be considered to have the same binding legal effect as an original document executed, delivered and exchanged between or among the parties. At the request of any party, any executed document delivered by facsimile machine shall be re-executed by all parties in a “hard-copy” form. The parties hereto hereby agree that none of them shall raise the use of a facsimile machine for the transmission of signatures as a defense to this Agreement, and each such party hereby waives such defense.

23.        Confidentiality. Without the prior written consent of the other party, neither Seller nor Buyer will disclose to any person, other than their legal counsel or a proposed lender, either the fact that this Agreement has been entered into or any of the terms, conditions or other facts with respect thereto, including the status thereof; provided, that either party hereto may make such disclosure if compelled by court order or to comply with any Legal Requirement.

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24.        Effective Date. Buyer and Seller understand and agree that this Agreement shall not be binding on either Seller or Buyer until such time as it has been signed by all parties. Once executed by all parties, this Agreement shall be effective as of the date first written above.

IN WITNESS WHEREOF, Seller executed this Agreement as of the date first set forth above.

“Seller:”

ALPHA CAPITAL ANSTALT, a Lichtenstein corporation

By:	/s/ Konrad Ackerman

Name:	Konrad Ackerman

Title:	Director

ADVENTURE VENTURES LLC, a New York limited liability company

By:

Name:

Title:

WHALEHAVEN CAPITAL FUND LTD., a Bermuda corporation

By:	/s/ Michael Finkelstein

Name:	Michael Finkelstein

Title:	PRO

DPIT 5 LLC, a Nevada limited liability company

By:	/s/ Samuel Del Presto

Name:	Samuel Del Presto

Title:	Managing Member DPIT 5 LLC

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OJA LLC, a Florida limited liability company

By:	/s/ Hilary L. Marx - Averbach

Name:	Hilary L. Marx – Averbach

Title:	President

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IN WITNESS WHEREOF, Buyer executed this Agreement as of the date first set forth above.

“Buyer:”

FAL EXPLORATION CORP., a Nevada corporation

By:	/s/ Adan Kotkin

Name:	Adan Kotkin

Title:	CEO

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EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

Parcel I (a/k/a Hancock Tract I): Commencing at a 1 inch solid iron rod accepted as being the SE Corner of Section 01, Township 20 South, Range 7 East, Clay County, Alabama, said point being the point of beginning; thence North 87 degrees 19 minutes 08 seconds West a distance of 2575.35 feet to a 3/8 inch rebar set in a found rock pile painted white; thence North 02 degrees 16 minutes 48 seconds East, a distance of 1219.03 feet to a found 3/8 inch capped rebar stamped JLS 15151; thence North 03 degrees 05 minutes 25 seconds East, a distance of 1368.00 feet to a 3/8 inch rebar set in a found rock pile painted white; thence South 88 degrees 26 minutes 25 seconds East a distance of 631.99 feet to a found 3/8 inch capped rebar stamped JLS 15151; thence South 88 degrees 26 minutes 25 seconds East, a distance of 191.61 feet to a found 3/8 inch capped rebar stamped JLS 15151; thence South 88 degrees 44 minutes 39 seconds East a distance of 1773.40 feet to an axle found being 3 inches round and standing 18 inches tall; thence South 03 degrees 09 minutes 40 seconds West a distance of 2647.28 feet to the point of beginning; said described tract containing 155.53 acres, more or less. NOTE white painted lines are leading East from the NW Corner, white painted lines are leading South from the NE Corner, white painted lines are leading West from the SE Corner, white painted line is leading North from the SW Corner. Situated, lying and being in Clay County, Alabama.

Parcel II (a/k/a Hancock Tract II): Commencing at a 3/8 inch rebar set in a found rock pile, accepted as being the NW Corner of Section 12, Township 20 South, Range 7 East, Clay County, Alabama, said point being the point of beginning; thence South 02 degrees 49 minutes 17 seconds West a distance of 667.93 feet to a rock pile found painted white; thence North 88 degrees 58 minutes 35 seconds East, a distance of 1320.07 feet to a 3/8 inch rebar set in a found rock pile painted white; thence North 02 degrees 00 minutes 19 seconds East, a distance of 661.09 feet to a 3/8 inch rebar set in a found rock pile painted white; thence South 89 degrees 15 minutes 01 seconds West, a distance of 1310.22 feet to the point of beginning; said described tract containing 20.03 acres, more or less. NOTE white painted lines are leading East from the NW Corner, white painted lines are leading South from the NE Corner, white painted lines are leading West from the SE Corner, white painted line is leading North from the SW Corner. Situated, lying and being in Clay County, Alabama.

PARCEL III (a/k/a Riley Tract): Commencing at a 3/8 inch rebar set in a found rock pile painted white, accepted as being the SW corner of the SE 1/4 of the SW 1/4 of Section 01, Township 20 South, Range 7 East, Clay County, Alabama, said point being the Point of Beginning; thence North 00 degrees 43 minutes 50 seconds East along an old fence leading North, a distance of 1270.39 feet to a corner set; thence South 77 degrees 23 minutes 31 seconds West along an old fence leading Southwest, a distance of 340.77 feet to a corner set; thence North 02 degrees 26 minutes 39 seconds West along an old fence leading North a distance of 132.82 feet to a corner set; thence South 85 degrees 42 minutes 02 seconds West along an old fence leading West, a distance of 287.71 feet to a corner set; thence North 01 degrees 00 minutes 55 seconds West along an old fence leading North, a distance of 201.42 feet to a corner set on the South right of way of Mountain View Road (R/W 80 feet); thence North 79 degrees 14 minutes 44 seconds East along said road, a distance of 562.82 feet to the point of curvature of a non-tangent curve; concave to the Northwest, having a radius of 1325.27 feet a central angle of 36 degrees 23 minutes 40 seconds, and a chord of 827.74 feet bearing North 66 degrees 54 minutes 36 seconds East; thence East along said curve, a distance of 841.82 feet to a corner set; thence leaving said road proceed South 00 degrees 00 minutes 41 seconds West a distance of 649.45 feet to a corner set; thence South 89 degrees 31 minutes 12 seconds East a distance of 654.65 feet to a corner set; thence South 02 degrees 16 minutes 48 seconds West a distance of 1219.03 feet to a corner set in a rock pile painted white; thence South 87 degrees 09 minutes 06 seconds West a distance of 1309.49 feet to the point of beginning; said described tract containing 49.47 acres, more or less. Situated, lying and being in Clay County, Alabama.

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ALSO: ALL INTEREST, RIGHTS, PRIVILEGES, DUTIES, OBLIGATIONS AND COVENANTS UNDER THAT CERTAIN MINERAL LEASE AMENDMENT RECORDED IN BOOK 381, BEGINNING ON PAGE 193 AND ASSIGNED IN BOOK 383, PAGE 9, ALL IN THE OFFICE OF THE JUDGE OF PROBATE OF CLAY COUNTY, ALABAMA.

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